EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2010 SECOND-QUARTER RESULTS

Second Quarter Revenues Grow 5.2% While GAAP EPS Increases $0.42 Year Over Year

Des Plaines, IL, August 4, 2010—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported second-quarter 2010 results. Net income in the second quarter of 2010 was $15.8 million, or $0.61 per diluted share, versus $4.8 million, or $0.19 per diluted share, in the second quarter of 2009.  Net income for the first six months of 2010 was $18.3 million, or $0.71 per diluted share, compared to $2.5 million, or $0.10 per diluted share, for the comparable prior-year period.

President and Chief Executive Officer David A. Schawk, commented, “Schawk’s second-quarter financial results reflect the signals we received from our consumer packaged goods clients in late 2009 and early 2010 that product and brand activity would be increasing. Our revenue growth, as well as previous and continued cost-reduction activities, drove improved operating margins and earnings per share both for the second quarter and first six months of 2010 compared to the prior-year comparable periods.”

Consolidated Results for Second Quarter Ended June 30, 2010
Consolidated net sales in the second quarter of 2010 were $117.8 million compared to $112.0 million in the same quarter of 2009, an increase of approximately $5.9 million, or 5.2 percent. Approximately $1.0 million of the sales increase quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar declined in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. The remainder of the quarter-over-quarter increase in sales was the result of an increase in product and brand activity from consumer packaged goods (CPG) clients as well as increased promotional activity from advertising and retail clients.

CPG accounts sales in the second quarter of 2010 were $82.9 million, or 70.4 percent of total sales, compared to $79.9 million in the same quarter of 2009, an increase of 3.7 percent.  The increase over the prior-year quarter was primarily driven by increased product and brand activity by Schawk’s CPG clients. Advertising and retail accounts sales of $23.4 million, or 19.9 percent of total sales, in the second quarter of 2010 increased 12.0 percent, from $20.9 million in the

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Schawk Announces Second-Quarter 2010 Results

second quarter of 2009, driven by increased promotional activity relative to last year. Entertainment accounts sales for the second quarter of 2010 of $8.0 million, or 6.8 percent of total sales, decreased 3.1 percent, from $8.3 million in the same period of 2009.

Gross profit was $46.8 million in the second quarter of 2010, an increase of $3.9 million from the second quarter of 2009. Second-quarter 2010 gross profit as a percentage of sales increased to 39.7 percent of sales from 38.3 percent of sales in the 2009 second-quarter period. The increase was largely attributable to the Company’s cost-reduction activities implemented throughout 2009 and during 2010, coupled with higher sales in the 2010 second quarter relative to the 2009 second quarter, which further leveraged these cost-reduction activities.

Selling, general and administrative (SG&A) expenses declined approximately $1.7 million to $30.4 million in the second quarter of 2010 from $32.2 million in the second quarter of 2009.  The decline in SG&A expenses year over year is primarily driven by certain insurance recoveries, totaling $1.4 million, related to previously reported asset losses coupled with a $1.3 million reduction in professional fees related to the Company’s prior internal control remediation and related activities.  The aforementioned items were partially offset by the restoration of certain temporary cost-reduction actions that the Company enacted for 2009 in response to the economic environment during that period.

The Company recorded a $0.3 million gain on foreign exchange exposures in both the second quarter of 2010 and 2009.  The Company’s foreign exchange gains or losses relate primarily to unhedged currency exposure from intercompany debt obligations of the Company’s non-US subsidiaries.  Since foreign currency gains or losses primarily relate to intercompany financing activity, the economic impact to the Company is minimal as these gains or losses are largely offset by corresponding losses or gains in accumulated comprehensive income, net, included in stockholder’s equity.

Acquisition integration and restructuring expenses declined from $1.5 million in the second quarter of 2009 to $0.7 million in the second quarter of 2010. The charges in the 2010 second quarter arose from continued focus on consolidating, reducing and re-aligning the Company’s work force and operations and are for employee terminations and other associated costs. These actions are expected to result in annualized savings of approximately $4.8 million, with approximately $2.6 million to be realized during 2010. For the first six months of 2010, acquisition integration and restructuring expenses were $1.0 million. The expected annualized savings resulting from the year-to-date 2010 actions are approximately $6.6 million, with approximately $4.1 million to be realized during 2010.

There were no expenses related to impairment of long-lived assets during the second quarter of 2010 compared to $0.1 million in the second quarter of 2009.

Schawk reported operating income of $16.0 million in the 2010 second quarter compared to $9.5 million in the second quarter of 2009. The increase in operating income compared to the prior-year quarter was primarily the result of the increase in gross margin and reduced SG&A and acquisition integration and restructuring expenses.

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Schawk Announces Second-Quarter 2010 Results

For the second quarter of 2010, the Company reported a tax benefit of $1.6 million compared to a tax expense of $2.3 million during the same quarter in 2009.  The tax benefit was principally the result of an effective settlement of certain income tax audits, net of federal and state tax benefits, of $5.6 million.

Net income in the second quarter of 2010 was $15.8 million, or $0.61 per diluted share, compared to $4.8 million, or $0.19 per diluted share, in the second quarter of 2009. Excluding the after-tax effects of acquisition integration and restructuring expenses, long-lived asset impairment expenses, foreign currency gain or loss and discrete tax period benefits, Adjusted net income was $10.4 million, or $0.40 per diluted share, for the second quarter of 2010 compared to $6.5 million, or $0.26 per diluted share, on a comparable basis for the 2009 second quarter. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

EBITDA and Management Adjusted EBITDA Performance
EBITDA for the second quarter of 2010 was $21.0 million compared to $14.9 million for the second quarter of 2009.  Management adjusted EBITDA for the second quarter of 2010 was $21.4 million compared to $17.4 million for the second quarter of 2009.  Please refer to the “Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its second-quarter 2010 earnings conference call on Thursday, August 5, 2010, at 9:00 a.m. Central time. To participate in the conference call, please dial 866-783-2143 or 857-350-1602 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3253238.  If you are unavailable to participate on the live call, a replay will be available through August 12 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 90436167, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3253238.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 48 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

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Schawk Announces Second-Quarter 2010 Results

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent annual Form 10-K filing and most recent quarterly Form 10-Q filing with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

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Schawk Announces Second-Quarter 2010 Results

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months Ended
	June 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$117,840	$111,989	$5,851	5.2%
Cost of sales	71,016	69,055	1,961	2.8%
Gross profit	46,824	42,934	3,890	9.1%

Selling, general and administrative expenses	30,420	32,151	(1,731)	(5.4)%
Foreign exchange (gain) loss	(267)	(319)	52	(16.3)%
Acquisition integration and restructuring expenses	686	1,501	(815)	(54.3)%
Impairment of long-lived assets	–	78	(78)	(100.0)%
Operating income	15,985	9,523	6,462	67.9%

Other income (expense)
Interest income	8	30	(22)	(73.3)%
Interest expense	(1,771)	(2,468)	697	(28.2)%
	(1,763)	(2,438)	675	(27.7)%

Income before income taxes	14,222	7,085	7,137	100.7%
Income tax provision (benefit)	(1,583)	2,317	(3,900)	nm

Net income	$15,805	$4,768	$11,037	231.5%

Earnings per share:
Basic	$0.62	$0.19	$0.43
Diluted	$0.61	$0.19	$0.42

Weighted average number of common and common equivalent shares outstanding:
Basic	25,400	24,921
Diluted	25,884	24,921

nm = not meaningful

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Schawk Announces Second-Quarter 2010 Results

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Six months Ended
	June 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$229,548	$217,077	$12,471	5.7%
Cost of sales	140,849	141,049	(200)	(0.1)%
Gross profit	88,699	76,028	12,671	16.7%

Selling, general and administrative expenses	62,944	66,120	(3,176)	(4.8)%
Foreign exchange (gain) loss	1,550	(445)	1,995	nm
Acquisition integration and restructuring expenses	1,015	2,318	(1,303)	(56.2)%
Impairment of long-lived assets	680	136	544	400.0%
Operating income	22,510	7,899	14,611	185.0%

Other income (expense)
Interest income	16	100	(84)	(84.0)%
Interest expense	(3,759)	(3,917)	158	(4.0)%
	(3,743)	(3,817)	74	(1.9)%

Income before income taxes	18,767	4,082	14,685	359.8%
Income tax provision	442	1,610	(1,168)	(72.5)%

Net income	$18,325	$2,472	$15,853	641.3%

Earnings per share:
Basic	$0.72	$0.10	$0.62
Diluted	$0.71	$0.10	$0.61

Weighted average number of common and common equivalent shares outstanding:
Basic	25,292	24,928
Diluted	25,731	24,929

nm = not meaningful

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Schawk Announces Second-Quarter 2010 Results

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,483	$12,167
Trade accounts receivable, less allowance for doubtful accounts of $1,033 at June 30, 2010 and $1,619 at December 31, 2009	92,353	88,822
Inventories	21,263	20,536
Prepaid expenses and other current assets	9,699	8,192
Income tax receivable	2,565	2,565
Deferred income taxes	3,275	992
Total current assets	147,638	133,274

Property and equipment, less accumulated depreciation of $101,850 at June 30, 2010 and $96,440 at December 31, 2009	47,385	50,247
Goodwill	186,931	187,664
Other intangible assets, net	34,228	37,605
Deferred income taxes	1,204	1,424
Other assets	6,158	6,005

Total assets	$423,544	$416,219

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$18,155	$16,957
Accrued expenses	57,745	64,079
Deferred income taxes	5,493	205
Income taxes payable	5,641	14,600
Current portion of long-term debt	20,278	12,858
Total current liabilities	107,312	108,699

Long-term liabilities:
Long-term debt	53,123	64,707
Other liabilities	14,903	15,920
Deferred income taxes	4,309	2,059
Total long-term liabilities	72,335	82,686

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,281,763 and 29,855,796 shares issued at June 30, 2010 and December 31, 2009, respectively; 25,535,805 and 25,108,894 shares outstanding at June 30, 2010 and December 31, 2009, respectively	222	220
Additional paid-in capital	195,901	191,701
Retained earnings	102,246	85,953
Accumulated comprehensive income, net	6,356	7,804
	304,725	285,678
Treasury stock, at cost, 4,745,958 and 4,746,902 shares of common stock at June 30, 2010 and December 31, 2009, respectively	(60,828)	(60,844)
Total stockholders’ equity	243,897	224,834

Total liabilities and stockholders’ equity	$423,544	$416,219

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Schawk Announces Second-Quarter 2010 Results

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three months Ended
	June 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$104,318	$96,059	$8,259	8.6%
Europe	15,001	16,311	(1,310)	(8.0)%
Asia Pacific	8,240	7,113	1,127	15.8%
Intercompany sales elimination	(9,719)	(7,494)	(2,225)	29.7%

Sales to external clients	$117,840	$111,989	$5,851	5.2%

Operating segment income (loss):
North America	$19,255	$14,910	$4,345	29.1%
Europe	815	531	284	53.5%
Asia Pacific	1,776	2,292	(516)	(22.5)%
Corporate	(5,861)	(8,210)	2,349	(28.6)%

Operating segment income	$15,985	$9,523	$6,462	67.9%

	Six months Ended
	June 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$200,636	$187,229	$13,407	7.2%
Europe	32,375	31,894	481	1.5%
Asia Pacific	15,062	13,022	2,040	15.7%
Intercompany sales elimination	(18,525)	(15,068)	(3,457)	22.9%

Sales to external clients	$229,548	$217,077	$12,471	5.7%

Operating segment income (loss):
North America	$33,279	$20,601	$12,678	61.5%
Europe	1,363	1,158	205	17.7%
Asia Pacific	2,655	3,095	(440)	(14.2)%
Corporate	(14,787)	(16,955)	2,168	(12.8)%

Operating segment income	$22,510	$7,899	$14,611	185.0%

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Schawk Announces Second-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Income before income taxes - GAAP	$14,222	$7,085	$18,767	$4,082
Adjustments:
Acquisition integration and restructuring expenses	686	1,501	1,015	2,318
Remediation and related expenses	–	1,291	–	3,319
Impairment of long-lived assets (1)	–	78	680	136
Foreign currency (gain) loss	(267)	(319)	1,550	(445)
Adjusted income before income tax - non GAAP	14,641	9,636	22,012	9,410
Adjusted income tax provision – non GAAP	4,227	3,175	7,130	3,526

Adjusted net income – non GAAP	$10,414	$6,461	$14,882	$5,884

Weighted average common and common stock
equivalents outstanding - GAAP	25,884	24,921	25,731	24,929

Earnings per diluted share - GAAP	$0.61	$0.19	$0.71	$0.10
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.02	0.04	0.03	0.06
Remediation and related expenses	–	0.03	–	0.08
Impairment of long-lived assets	–	0.01	0.02	0.01
Foreign currency (gain) loss	(0.01)	(0.01)	0.04	(0.01)
Effective settlement of certain income tax audits	(0.22)	–	(0.22)	–

Adjusted earnings per diluted share – non GAAP	$0.40	$0.26	$0.58	$0.24

Income tax provision (benefit) - GAAP	$(1,583)	$2,317	$442	$1,610
Adjustments: (2)
Acquisition integration and restructuring expenses	251	441	376	710
Remediation and related expenses	–	513	–	1,318
Impairment of long-lived assets	–	22	270	45
Foreign currency (gain) loss	(71)	(118)	412	(157)
Effective settlement of certain income tax audits	5,630	–	5,630	–

Adjusted income tax provision – non GAAP	$4,227	$3,175	$7,130	$3,526
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(1)	Please see Note 6 to the Company’s unaudited consolidated financials statements in the Company’s 2010 Second-Quarter Form 10-Q for a discussion related to certain insurance recoveries.
(2)	Adjustments have been tax-effected at the jurisdictions’ statutory rates.

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Schawk Announces Second-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Trailing 12 Months
	June 30,		Ended June 30,
	2010	2009	2010	2009

Net income (loss) - GAAP	$15,805	$4,768	$35,350	$(62,570)
Interest expense	1,771	2,468	9,066	7,295
Income tax expense (benefit)	(1,583)	2,317	6,429	(5,138)
Adjusted Income (loss) – non GAAP	15,993	9,553	50,845	(60,413)
Depreciation and amortization expense	4,406	4,730	18,045	19,341
Impairment of goodwill	–	–	–	48,041
Impairment of long-lived assets	–	78	1,985	6,780
Non-cash restructuring charges	–	77	133	705
Stock based compensation	584	501	1,899	2,264

EBITDA – non GAAP	20,983	14,939	72,907	16,718

Permitted add backs on debt covenants:
(Gain) loss on sale of property and equipment	–	72	–	311
Proforma effect of acquisitions and asset sales	–	–	–	2,102
Acquisition integration and restructuring expenses(1)	–	1,424	1,195	9,445
Multiemployer pension plan withdrawal expense	–	–	–	7,254
EBITDA for covenant compliance – non GAAP	20,983	16,435	74,102	35,830

Acquisition integration and restructuring expenses	686	–	3,827	–
Multiemployer pension plan withdrawal expense	–	–	1,800	–
Indemnity settlement income	–	–	(4,986)	–
Foreign exchange (gain) loss	(267)	(319)	1,454	652
Remediation and related expenses	–	1,291	1,138	3,319

Management adjusted EBITDA – non GAAP	$21,402	$17,407	$77,335	$39,801

_______________
(1)	Capped at $3.0 million for 2009 per the Company’s new debt agreements. Amounts in excess of $3.0 million are included as an adjustment for Management adjusted EBITDA.

Use of Non-GAAP EBITDA, EBITDA for covenant compliance, and Management adjusted EBITDA
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  EBITDA for covenant compliance, as defined in the Company’s January 2010 debt agreements, is defined as EBITDA adjusted to exclude certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

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